Exhibit 99.B.h.(xxi)

FORM OF MANAGEMENT FEE WAIVER AGREEMENT

THIS AGREEMENT, dated as of [date], between Hartford Funds Management Company, LLC (the “Adviser”) with respect to each of the series listed on Schedule A (each a “Fund” and collectively, the “Funds”) and Wellington Management Company, LLP (“Wellington Management”).

WHEREAS, the Adviser has been appointed the investment adviser of each of the Funds pursuant to an Investment Management Agreement between The Hartford Mutual Funds, Inc. (the “Registrant”), on behalf of the Funds, and the Adviser dated [date]; and

WHEREAS, the Adviser has appointed Wellington Management as investment sub-adviser of each of the Funds pursuant to an Investment Sub-Advisory Agreement between the Adviser and Wellington Management dated [date] (the “Investment Sub-Advisory Agreement”); and

WHEREAS, the Adviser and Wellington Management desire to enter into the arrangements described herein relating to the sub-advisory fee of the Funds;

NOW, THEREFORE, the Adviser and Wellington Management hereby agree as follows:

1.             Wellington Management hereby agrees to waive, for each Fund listed on Schedule A, a portion of its sub-advisory fee as set forth in Schedule A.

2.             The waiver described in Section 1 above is not subject to recoupment by Wellington Management.

3.             The Adviser and Wellington Management each understands and intends that the Funds will rely on this Agreement (1) in preparing and filing amendments to the registration statements for the Registrant on Form N-1A with the Securities and Exchange Commission, (2) in accruing each Fund’s expenses for purposes of calculating its net asset value per share and (3) for certain other purposes and expressly permits the Funds to do so.

4.             The Adviser represents and warrants that it has informed the Board of Directors of the Registrant of the waiver described in Section 1 above, received any required approval from the Board of Directors therefor, and will make any additional disclosures concerning it that are required by law.

5.             This Agreement does not otherwise change or impair the obligation of the Adviser under the Investment Sub-Advisory Agreement to pay Wellington Management a management fee, or change or impair any other provision of the Investment Sub-Advisory Agreement.

6.             This Agreement shall terminate on [date], with respect to the funds listed on Schedule A, unless extended by mutual written agreement of the Adviser and Wellington Management.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HARTFORD FUNDS MANAGEMENT COMPANY, LLC

By:

Title:

WELLINGTON MANAGEMENT COMPANY, LLP

By:

Title:

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